EXHIBIT 99.1
October 8, 2013
To Our Members:
The Federal Home Loan Bank of Chicago continues to seek ways to add value to your membership. This commitment, combined with our growth in retained earnings, allowed us earlier this year to amend our Capital Plan to offer, for a limited period of time, certain advances with a reduced activity capital stock requirement, through the Reduced Capitalization Advance Program (RCAP).
From October 29, 2013, to December 31, 2013, members will have the opportunity to borrow new advances that have an activity stock requirement of only 2% for the life of the advance instead of the 5% requirement under the Capital Plan’s general provisions. We plan to make $10 billion in RCAP advances available; they will be processed on a first-come, first-served basis, until the $10 billion is exhausted.
This program lowers the investment needed for advance utilization -or enhances your current investment available for future advances. The lower capital rate applies for the life of the advance. This will allow you to borrow longer-term advances at a lower capitalization rate. For example:

Member advance borrowing need	Activity capital requirement for a regular advance	Activity capital requirement for RCAP advance
$10,000,000	$500,000	$200,000

Highlights
Below are the program’s highlights. A copy of the RCAP “Terms and Conditions” follows at the end of this letter:

•	$10 billion in RCAP advances will be available through this offering.

•	Minimum term of RCAP advances is one year.

•	Reduced capitalization of RCAP advances is for the term of the advance.

•	Members will be grouped into two categories:

Group A: Those members with less than $1.095 billion of assets, calculated as the three-year average of year-end assets at December 31, 2012
Group B: All other members of the FHLBC.

•	The FHLBC will reserve $1 billion of RCAP advances for Group A.

•	Group A and Group B members may both request one or more RCAP advances during the period.

•	The FHLBC will publish the current available RCAP amounts each business day on the “Announcements” page of eBanking until the funds are exhausted or through December 31, 2013.

•	RCAP is available only for incremental borrowing.

Webinar Information
You are invited to attend a webinar on October 23 at 1:30 p.m. or October 28 at 1:30 p.m. to understand RCAP in more detail and to answer any questions. We encourage you or one of your colleagues to attend. Please click here to register.
To Participate
Members may request RCAP advances by calling the Member Transactions Desk at 855-FHLB-CHI (345-2244), Option 1. Members with eBanking capability may request certain RCAP advances of not more than $100 million and with a maturity of up to two years online through eBanking. If you do not want to participate in RCAP but want to take down an advance, please call the Member Transactions Desk.
RCAP is one way the Federal Home Loan Bank of Chicago is using our financial strength to increase the value of membership. We hope you will take advantage of this new benefit as you plan for 2014. If you have any questions regarding the details of RCAP, please contact your Sales Director or the Member Transactions Desk at 855-FHLB-CHI (345-2244), Option 1.
Best regards,
/s/ Matt Feldman
Matt Feldman
President and CEO
This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to implement the Reduced Capitalization Advance Program, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter.

RCAP Terms and Conditions
Advance Requirements
RCAP is applicable to any type of advance product that the Federal Home Loan Bank of Chicago offers, subject to the following requirements and conditions:

•	Maturity must be at least one (1) year.

•	Advance must be settled on or before December 31, 2013.

•	All terms and conditions otherwise applicable to an advance, including prepayment fees, will apply.

•	No member may receive more than $5 billion of RCAP advances in the aggregate under this offering.

•
Any advance, to qualify for RCAP, must result in a net increase in a member’s aggregate advances outstanding, as measured on October 8, 2013, but factoring in regularly scheduled maturities (the “October 8 advance level”). That is, an advance that matures on November 5, 2013, for example, will not be included in determining the October 8 advance level.

Example 1: A member has $120 million of term advances outstanding on October 8, 2013. On November 1, this member requests a new RCAP five-year term advance of $200 million to settle on November 30. On November 15, one of this member’s current advances, a $20 million term advance, matures per its terms and is repaid by the member. On November 30, the FHLBC funds the member’s new $200 million advance, which is subject to the reduced 2% capital stock requirement.
Reduced Capitalization Rules
An RCAP advance will require that the member hold 2% of capital stock against such advance for the life of the advance. If a member has excess stock available, such excess stock will be applied toward the activity stock requirement at the 2% level. Similarly, a member without sufficient excess stock will have to purchase new capital stock equal to 2% of the amount of the advance.
If, within 180 days of an RCAP advance takedown, a member prepays any advance, whether an RCAP advance or not, such that the member’s aggregate advances falls below the member’s October 8 advance level, then an equal amount of RCAP advances will be converted to the normal 5% capitalization rate.
Example 2: On March 15, 2014, a member now elects to prepay the remaining $100 million advance that was outstanding on October 8. This member repays the advance, together with applicable prepayment fees. On March 15, 2014, the FHLBC will adjust its records to convert $100 million of the member’s RCAP advance into a “normal” advance subject to the 5% capital stock requirement.

Advance Allocation Process
All RCAP advance requests will be processed on a first-come, first-served basis, until aggregate new advances have used up the $10 billion RCAP availability, with at least $1 billion being made available only to Group A members. The following conditions will also apply:

•
Requests of Group A members that total $1 billion or less will be allocated to each member as requested and will be fulfilled in accordance with each advance’s respective terms and conditions. If less than $1 billion has been requested by close of business on December 16, 2013, the unused amount will also be available to meet Group B member advance requests until fully utilized. Similarly, if Group A utilizes the full $1 billion, Group A members may utilize any remaining portion of Group B’s allocation.

•	Requests of Group B members totaling $9 billion or less will be allocated to each requesting member in full and will be fulfilled in accordance with each advance’s respective terms and conditions.

•	Forward-starting advances are eligible for RCAP, as long as the settlement date is not later than December 31, 2013.

•	Member commitments to borrow RCAP advances are irrevocable once the terms have been set and entered into the FHLBC’s systems.

•	If two requests are received at the same time on the same day exceeding, in the aggregate, the amount of remaining available advances, preference will be given to the longer-term advance.

•	The FHLBC will publish the current available RCAP amounts each business day on

•	the “Announcements” page of eBanking until the funds are exhausted or through December 31, 2013.

Bank’s Discretion to Suspend or Delay RCAP
Notwithstanding the terms of this announcement, the FHLBC shall have the ability, in its sole discretion, to delay or suspend the availability of new RCAP advances upon the occurrence of unforeseen adverse market conditions.
For More Information and to Participate
Members may request RCAP advances by calling the Member Transactions Desk at 855-FHLB-CHI (345-2244), Option 1. Members with eBanking capability may request certain RCAP advances of not more than $100 million and with a maturity of up to two years online through eBanking. If you do not want to participate in RCAP but want to take down an advance, please call the Member Transaction Desk.
If you have any questions regarding the details of RCAP, please contact your Sales Director or the Member Transactions Desk.